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                                                   Exhibit 5.2




July 11, 1994





CRC-I Limited Partnership
CRC-II Limited Partnership
9330 Balboa Avenue
San Diego, California  91910

          Re: Guaranties dated as of December 15, 1993 of CRC-I Limited Partnership and CRC-II Limited Partnership (the
               "Guaranties")
               ----------------------------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel for CRC-I Limited Partnership, a Massachusetts limited partnership ("CRC-I"), and CRC-II Limited Partnership, a Massachusetts limited partnership ("CRC-II")(CRC-I and CRC-II are referred to herein collectively as the "Guarantors'). FM 1993A Corp., a Delaware corporation (the "Issuer"), has issued certain Senior Secured Notes in the original principal amount of $70,000,000 (the "Old Notes") pursuant to an Indenture (the "Indenture"), dated as of December 15, 1993, between the Issuer and State Street Bank and Trust Company, as Trustee (the "Indenture Trustee"). The Issuer now proposes to exchange the Old Notes for a like amount of Series B 9.75% Senior Secured Notes due November 1, 2003 (the "New Notes"). The Guaranties by their terms guaranty the obligations of the Issuer under the Issuer Notes (as such Term is defined in the Guaranties), and under the terms of the First Amendment to Indenture pursuant to which the New Notes are being issued, the Guarantors acknowledge that the New Notes constitute Issuer Notes.

          The law covered by the opinions expressed herein is limited to the law of the Commonwealth of Massachusetts and the federal law of the United States of America. For the purpose of rendering the opinions contained herein, we have reviewed such documents and given consideration to such matters of law and fact as we have deemed appropriate in our professional judgment.

          For the purposes of this Opinion, we have assumed, without investigation, that each document submitted to us for review is accurate and complete; each such document that is an original is authentic; each such document that is a copy conforms to an authentic original; and all signatures on each such document are genuine.
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CRC-I Limited Partnership
CRC-II Limited Partnership
July 11, 1994
Page 2

          Based upon the foregoing, and subject to the assumptions and limitations contained herein, we are of the opinion that:

          (a) The Guaranties have been duly authorized, executed and, assuming the delivery of the same to the appropriate party, have been duly delivered by each such Guarantor.

          (b) Assuming that the Guaranties were duly delivered as provided in sub-section (a) above and have not been subsequently revoked or otherwise terminated, each Guaranty to which a respective Guarantor is a part constitutes the legal, valid and binding obligation of such Guarantor.

          The opinions expressed above are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally. This exception includes the Federal Bankruptcy Code; all other Federal and Massachusetts bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights and remedies of creditors generally (and not just creditors of specific types of debtors); Massachusetts fraudulent transfer laws; and judicially developed doctrines relevant to any of the foregoing law.

          The opinions herein are expressed as of the date of this Opinion and we undertake no obligation to advise you of changes of law or fact that occur after the date of this Opinion.

          We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement relating to the New Notes and the Guaranties, and we further consent to the use of this firm's name under the caption "Legal Matters" in the Prospectus forming a part of said Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1931 as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

          Other than as provided above, this Opinion Letter may not be used or relied upon by you or any other person for any purpose whatsoever without in each instance our prior written consent.

                              Very truly yours,



                              HINKLEY, ALLEN & SNYDER